Exhibit 99.1

Date: November 3, 2020	CorVel Corporation
1920 Main Street
Suite 900
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, November 3, 2020— CorVel Corporation (NASDAQ: CRVL) announced its results for the quarter ended September 30, 2020. Earnings per share for the quarter ended September 30, 2020 were 65 cents. Revenues for the period were $136 million. Earnings per share for the six months ended September 30, 2020 were $1.11 and revenues for the six months ended September 30, 2020 were $266 million.

While global economic uncertainty remains, CorVel’s business fundamentals are sound and performed well during the quarter. In conjunction with robust year-to-date sales of new business, adjustments made to operational parameters in response to the pandemic contributed to strong cash flows.

The pandemic has accelerated adoption of new technology and driven the Company’s digital strategy forward. CorVel was the first third-party administrator (TPA) to introduce a patient advocacy model coupled with telehealth more than five years ago. Over these last six months, CorVel has seen an exponential increase in telehealth usage, with a corresponding improvement in results achieved.

The broader healthcare market continues to be important to CorVel’s overall results and future plans. While the healthcare market has experienced consolidation and a move towards internalizing payment integrity functions, CERIS has forged several additional long-term partnerships covering one-third of the covered lives in the U.S. These strategic alliances improve healthcare payment operations through innovative technology and generate cost savings by identifying and reducing inappropriate spending.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s telehealth services and the Company’s continued investment in these and other innovative technologies, and statements relating to the Company’s strategic alliances within the healthcare market. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Six Months Ended September 30, 2020 (unaudited) and September 30, 2019 (unaudited)

Quarter Ended	September 30, 2020	September 30, 2019
Revenues	$136,028,000	$146,970,000
Cost of revenues	105,525,000	114,127,000
Gross profit	30,503,000	32,843,000
General and administrative	15,560,000	16,593,000
Income from operations	14,943,000	16,250,000
Income tax provision	3,078,000	3,379,000
Net income	$11,865,000	$12,871,000
Earnings Per Share:
Basic	$0.66	$0.70
Diluted	$0.65	$0.69
Weighted Shares
Basic	17,937,000	18,452,000
Diluted	18,174,000	18,771,000

Six Months Ended	September 30, 2020	September 30, 2019
Revenues	$265,628,000	$297,109,000
Cost of revenues	208,616,000	231,132,000
Gross profit	57,012,000	65,977,000
General and administrative	31,145,000	32,345,000
Income from operations	25,867,000	33,632,000
Income tax provision	5,700,000	7,354,000
Net income	$20,167,000	$26,278,000
Earnings Per Share:
Basic	$1.12	$1.42
Diluted	$1.11	$1.40
Weighted Shares
Basic	17,960,000	18,488,000
Diluted	18,144,000	18,779,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

September 30, 2020 (unaudited) and March 31, 2020 (audited)

	September 30, 2020	March 31, 2020
Cash	$106,082,000	$83,223,000
Customer deposits	52,570,000	48,991,000
Accounts receivable, net	73,095,000	65,767,000
Prepaid taxes and expenses	10,561,000	11,010,000
Property, net	71,980,000	75,900,000
Goodwill and other assets	39,792,000	40,703,000
Right-of-use asset, net	87,500,000	90,666,000
Total	$441,580,000	$416,260,000
Accounts and taxes payable	$13,309,000	$16,363,000
Accrued liabilities	135,768,000	117,326,000
Deferred tax liability	7,205,000	7,764,000
Long-term operating lease liabilities	82,898,000	85,096,000
Paid-in capital	175,900,000	168,938,000
Treasury stock	(546,204,000)	(531,764,000)
Retained earnings	572,704,000	552,537,000
Total	$441,580,000	$416,260,000